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                                    EXHIBIT D
                  (CONSULTING AGREEMENT WITH ALAN BERKUN, ESQ.)
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                              CONSULTING AGREEMENT


         THIS AGREEMENT made as of the 15th day of October, 1997 B E T W E E N:

                           STERLING WORLD WIDE CORPORATION, a
                           corporation incorporated under the laws
                           of Nevada

                           (the "Company")

                           - and -

                           Alan Berkun, Esq.

                           (the "Consultant")


         RECITES THAT the Company has agreed to retain the financial advisory consulting services of the Consultant and the Consultant has agreed to provide financial consulting services to the Company, all on the terms and conditions hereinafter set forth.


         NOW THEREFORE in consideration of the following mutual covenants and agreements, the parties hereto agree with each other as follows:

         1. The Consultant represents that he has special expertise in the field of financing and has the time and resources so as to be available to perform services contemplated by this agreement and there are no contemplated or legal impediments to him doing so;

         2. The Company shall retain the Consultant to provide the following services:

         (A) advice and financial consulting services to the Company in the implementation of marketing goals and relationships with the Company's strategic partners, merger candidates, and, if appropriate, with stockholders;

         (B) no services provided for under this Agreement shall be for capital raising purposes.
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         3. The term of this agreement shall be two (2)years, commencing on the date hereof and ending on October 15, 1999. During the term of this agreement, the Consultant shall be required to provide his services as reasonably required by the Company at mutually convenient times.

         4. Nothing herein shall constitute the Consultant as employee or agent of the Company except to such an extent as might hereafter be agreed upon for a particular purpose. Except as expressly agreed, the Consultant shall not have the authority to obligate or commit the Company in any manner whatsoever.

         5. In consideration of the Consultant providing the consulting services provided for hereunder, the Company shall pay and deliver to Consultant a consulting fee as follows:

         A) Consultant shall be eligible to receive an option to purchase 200,000 shares of common stock of the Company at $5.50 per share. All said shares to be registered pursuant to Form S- 8.

         B) The Company shall retain Lexington Capital on a non- exclusive investment banking basis for the sum of $4,000 per month for a term of six months.

         C) If the Consultant shall introduce the Company to another party or entity, for a merger, acquisition or other corporate combination and as a result of such introduction, a transaction between such entity and the Company is consummated (a "Consummated Transaction"), then the Company shall pay to the Consultant a finder's fee as follows:

                  (a) 5% of the first $1,000,000 of the consideration paid or funded in such transaction;

                  (b) 4% of the consideration in excess of $1,000,000 and up to $2,000,000;

                  (c) 3% of the consideration in excess of $2,000,000 and up to $3,000,000;

                  (d) 2% of the consideration in excess of $3,000,000 and up to $4,000,000;

                  (e)      1% of any consideration in excess of $4,000,000.

                  (f) The fee due the Consultant shall be paid by the Company in cash at the closing of the Consummated Transaction, without regard to whether the
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                           Consummated Transaction involves payment in cash, in
                           securities, or in other property or a combination thereof, or made on an installment basis: (subject, however, to the Company's need to preserve its working capital and its liquidity, which if same were to be impaired by payment to the Consultant in cash then the Consultant's fee shall be paid in the same form of consideration as is received by the Company.) For purposes of determining value by way of example, if the Consummated Transaction involves securities having a value of $5,000,000, the cash consideration to be paid by the Company to the Consultant at a closing shall by $150,000. For purposes of this agreement, debt obligations delivered in a Consummated Transaction shall be valued at their face amount and other securities and property will be valued at their fair market value.

                  (g) If for any reason the Company shall fail to pay to the Consultant all or any portion of any fee payable hereunder when due, interest shall accrue and be payable on the unpaid balance from the date when first due through and including the date when actually collected by the Consultant, at a rate equal to four points over the prime rate of Citibank, N.A. in New York, New York, computed on a daily basis and adjusted as announced from time to time. If the Company shall, within 180 days of the termination of the Agreement, conclude a Consummated Transaction, the Company shall pay the Consultant the fee determined as provided above.

         6. The Consultant shall be responsible for all of his own out-of-pocket expenses incurred in connection with the consulting services to be provided hereunder, unless the Company agrees in writing prior to an expense being incurred. Consultant shall have no obligation to incur any expense if the Company does not agree to reimburse Consultant for same.

         7. If the Consultant shall die or if either party hereto shall be adjudicated a bankrupt, or if either party hereto fails to perform any of his or its obligations hereunder, then and in any such event the other party shall have the right, at any time thereafter, to terminate this agreement by giving two days' written notice of termination to the defaulting party under this paragraph, and this agreement and the respective obligations of the parties hereunder shall be terminated.
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         8. Consultant shall keep confidential and secret any financial data
(other than that which has become public knowledge), sales and marketing methods and data methods, formulations, know-how, operational techniques and other proprietary or unique information utilized by the Company during the course of his employment provided however, that confidential information shall not include any information known generally to the public or ascertainable from public or published information or any information of a type not otherwise considered confidential by persons engaged in the same business conducted by the Company.

         9. This agreement shall be binding upon the parties hereto and their respective heirs, executors, administrators, legal representatives, successors and assigns. This agreement may not be assigned by either party hereto without the prior written consent of the other party.

         10. This agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, between the parties hereto.

         11. Each of the parties hereto agrees to execute all such further instruments and documents and to take all such further action as to the other party may reasonably require in order to effectuate the terms and purposes of this Agreement.

         12. No amendment or modification of this agreement shall be binding unless in writing and signed by the parties hereto.

         13. No waiver by a party of any breach of any of the provisions of this agreement by any other party shall take effect or be binding upon such party unless in writing and signed by such party. Unless otherwise provided therein, such waiver shall not limit or affect the rights of such party with respect to any other breach.

         14. All notices or other communications authorized or required to be given pursuant to this agreement shall be in writing and either delivered by hand, mailed by registered, first-class mail, postage prepaid, or sent by facsimile as follows:



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                  (a)      to the Company at:
                           STERLING WORLDWIDE CORPORATION
                           1301 N. Congress Avenue
                           Boynton Beach FL 33426

         with a copy to:

                           Frohling, Hudak & McCarthy, P.C.
                           425 Eagle Rock Avenue, Suite 200
                           Roseland, NJ 07068


                  (b)      to the Consultant at:
                           Alan Berkun, Esq.
                           Lexington Capital Corp.
                           1300 Veterans Memorial Hwy.,
                           Hauppauge NY 11788

         16. This agreement shall be deemed to be made in and shall be construed in accordance with the laws of the State of New York.

         17. Each of the parties hereto represents that it has the legal authority to enter into this Agreement and that this Agreement is a valid and binding obligation of such party

         18. This Agreement may be executed in several counterparts and each executed copy will constitute an original instrument but such counterparts shall together constitute but one and the same instrument.


         IN WITNESS WHEREOF the parties hereto have duly executed this agreement.

                                   STERLING WORLD WIDE CORPORATION


                                   By: /s/
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Secretary   (Seal)                    Anne M.E. Greyling, President




                                       /s/
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Witness                               Alan Berkun, Consultant